Exhibit 23(a)

                       CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference to the Registration Statement on Form S-3 Amendment No. 1 of our report dated February 27, 1998, on the consolidated financial statements and schedule of Noise Cancellation Technologies, Inc. (the "Company") as at December 31, 1997 and December 31, 1996 and for each of the years in the three-year period ended December 31, 1997, included in the Company's Annual Report on Form 10-K (as amended) for the year ended December 31, 1997, and to the reference to the firm under the caption "Experts" included in the Prospectus.


/s/ RICHARD A. EISNER & COMPANY, LLP
Richard A. Eisner & Company, LLP

New York, New York
May 5, 1998